Exhibit 10.6

Consulting Agreement

Consulting Agreement (this “Agreement”) is entered into as of June 24, 2008, by and between Equity Media Holdings Corporation, a Delaware corporation having offices at 1 Shackleford Drive, Suite 400, Little Rock, Arkansas 72111 (“EMHC”), and Larry Morton, residing at 39 River Estates Cove, Little Rock, Arkansas 72223 (“Consultant”).

Whereas,	EMHC and Consultant each desire that Consultant provide certain services to EMHC on the terms and conditions set forth herein;

Now, Therefore, in consideration of the premises and the covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1. Scope of Services

1.1.
Commencing on the date hereof, Consultant will conduct regular meetings and discussions with members of EMHC’s management to assist and advise them on matters concerning the affairs and business of EMHC and render such other consulting services and advice as may be agreed to from time to time by EMHC and Consultant (the “Consulting Services”). The Consulting Services will include the services set forth on Schedule A hereto.

1.2.
In rendering the Consulting Services hereunder, Consultant shall cooperate with EMHC and utilize professional skill and diligence to provide the expertise required in connection with such services. Consultant will devote not less than sixteen (16) hours per month to the Consulting Services and, if necessary, such additional time as will be reasonably required for the proper performance of the Consulting Services. Consultant will comply with EMHC’s Code of Ethics and other corporate policies and procedures as in effect from time to time.

2. Compensation

2.1.	In consideration of the performance of the Consulting Services, EMHC shall pay to Consultant, or an affiliated entity designated by Consultant, a monthly fee of Five Thousand Dollars ($5,000.00).

2.2.
EMHC will reimburse Consultant for reasonable documented out-of-pocket business expenses borne by Consultant or any of its employees, directors or officers in connection with the provision of the Consulting Services, in accordance with policies approved by EMHC’s board of directors. Upon execution of this Agreement, EMHC shall pay Consultant the sum of Thirty Thousand Dollars ($30,000.00) as partial reimbursement for legal fees and expenses incurred by Consultant in connection with the negotiation and preparation of this Agreement and other arrangements entered into between EMHC and Consultant, the invoices with respect to which shall be held in confidence except to the extent that disclosure may be required by law or legal process.

2.3.	All payments under Section 2.1 shall be made in advance on the first day of each month against the issuance of valid invoices by Consultant to EMHC.

2.4.	Consultant shall be solely responsible for all taxes and other mandatory payments with respect to the amounts payable by EMHC to Consultant under this Agreement.

3. Term and Termination

3.1.
This Agreement shall be effective as of the date hereof and shall remain in effect for a period of thirty-six (36) months thereafter. Either party may terminate this Agreement on written notice with immediate effect upon a breach of the other party’s obligations under this Agreement that is not cured within thirty (30) days after receipt by the breaching party of written notice of such breach given by the non-breaching party. In the event of an alleged breach by Consultant that is disputed by Consultant, EMHC shall continue to make payments to Consultant hereunder during the pendency of such dispute but for no more than twelve (12) months and, if such dispute is resolved adversely to Consultant, Consultant shall return to EMHC all payments so made upon demand.

4. Office Space; Support Services

4.1.
During the term of this Agreement, Consultant shall be entitled to retain the office space he has been assigned during his employment prior to the date hereof and EMHC shall provide Consultant with support services of a similar character and scope to those provided by EMHC to Consultant prior to the date hereof, such office space and support services to be used by Consultant in connection with the provision of his services hereunder.

5. Independent Contractor

5.1.
Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, EMHC by contract or otherwise. Consultant will perform the Consulting Services under the general direction of EMHC’s board of directors or a designee thereof. Until Consultant is advised otherwise, such designee shall be the person serving as Chief Executive Officer of EMHC.

6. Rights To Work Product

6.1.
Subject to the provisions of Section 7, all work product produced by Consultant within the scope of the Consulting Services and with the utilization of EMHC’s resources shall be deemed “work for hire” and all rights thereto shall vest in EMHC.

7.  Special Projects

7.1.
If, during the period that this Agreement is in effect, Consultant develops a proposal or plan for a project that is not within the scope of Consultant’s duties specified in Schedule A hereto (“Special Project”), other than projects developed by Consultant pursuant to agreements with third parties, Consultant shall provide to EMHC a written description of the Special Project. EMHC shall thereupon have a period of twenty-one (21) days to advise Consultant that it has determined that it will accept the Special Project for its own use and benefit. If EMHC so advises Consultant within such twenty-one (21) day period, the provisions of Section 7.2 and 7.3 shall apply with respect to such Special Project. If EMHC does not so advise Consultant, Consultant shall be free to use the Special Project for his own benefit, including the right to sell or assign such Special Project to a third party.

7.2.
If EMHC so accepts a Special Project, EMHC shall thereafter pay to Consultant, so long as EMHC operates such Special Project, no later than ninety (90) days after the end of each calendar year, 2.49% of the EBITDA of the accepted Special Project for such calendar year (or such shorter period during which EMHC owned the accepted Special Project during such calendar year). As used in this Agreement, “EBITDA” means the earnings derived by EMHC from the accepted Special Project (including the “Unreliable Sources” project referred to in Section 7.4) before interest, taxes, depreciation and amortization after exclusion of intercompany expenses.

7.3.
If, during or after the period during which this Agreement is in effect, EMHC sells to a third party a Special Project that it had accepted, it shall pay to Consultant, (a) upon the closing of such sale, an amount equal to 4.9% of the gross sale price, net after deduction of the costs of the sale transaction, received by EMHC from the purchaser at the closing and (b) within ten (10) business days after received, 4.9% of any additional gross sale price received after the closing.

7.4.
EMHC agrees to fund up to $100,000 of total documented development and syndication costs for the program called “Unreliable Sources,” subject to Consultant, in conjunction with Neal Ardman, submitting a written development plan that is reasonably satisfactory to EMHC addressing both business and creative direction of the program. The parties acknowledge that “Unreliable Sources” is a presently ongoing program that will be continued by EMHC during the term of this Agreement and that Neal Ardman shall have complete creative control of such program and act as host of the program during such term. Such program shall be deemed to be an accepted Special Project for which payment is to be made to Consultant pursuant to Section 7.2 provided that, during the term of this Agreement, the program is being operated in accordance with the written development plan in all material respects. If such program is sold by EMHC to a third party during or after the term of this Agreement, EHMC shall pay to Consultant, (a) upon the closing of such sale, an amount equal to 4.9% of the gross sale price, net after deduction of the costs of the sale transaction, received by EMHC from the purchaser at the closing and (b) within ten (10) business days after received, 4.9% of any additional gross sale price received after the closing.

8. Miscellaneous

8.1.
Entire Agreement. This Agreement contains the entire agreement of the parties with relation to the subject matter hereof, and cancel and supersede all prior and contemporaneous negotiations, correspondence, understandings and agreements (oral or written) of the parties relating to such subject matter.

8.2.	Amendment. This Agreement may not be modified or amended except by mutual written agreement of the parties.

8.3.
No Waiver. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

8.4.
Non-Disclosure of Advice. Except as may be required pursuant to the securities laws of the United States and as may otherwise be required by law or legal process or its regulatory authorities, EMHC shall not disclose to any third party the contents of any advice or materials provided by Consultant to EMHC without the prior written consent of Consultant, which consent shall not be unreasonably withheld.

8.5.
Confidentiality. Consultant will keep strictly confidential all information, whether written or oral, acquired from EMHC and its agents and advisors in connection with Consultant’s provision of Consulting Services under this Agreement unless otherwise directed by EMHC, except information: (i) that was made available to the public prior to the commencement of the provision by Consultant of Consulting Services hereunder; (ii) that thereafter becomes available to the public other than through a breach by Consultant of its obligations hereunder; and (iii) except to the extent that Consultant is required by law or in connection with legal process or legal or regulatory proceedings to disclose such information. If Consultant is required by legal process to disclose any such information, Consultant will provide EMHC with prompt notice of such requirement, so that such EMHC may seek an appropriate protective order or waive compliance with this requirement.

8.6.
Assignment. This Agreement is not assignable by Consultant, except that Consultant may assign this Agreement to an entity of which he is the sole record and beneficial owner upon Consultant and such entity acknowledging to EMHC that such entity assumes Consultant’s obligations hereunder and that all such obligations will be fulfilled personally by Consultant. If Consultant so assigns this Agreement, the entity to which it is assigned shall make no further assignment of this Agreement without EMHC’s prior written consent. EMHC may assign this Agreement to a subsidiary or affiliate but may not assign it to another third party without Consultant’s prior written consent. Any attempt to effect an assignment of this Agreement or any portion thereof except in accordance with the foregoing shall be null and void.

8.7.
Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein

8.8.
Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given or made by delivery or by telecopy or similar facsimile transmission (receipt confirmed) to the respective parties as follows:

if to EMHC, to:

1 Shackleford Drive, Suite 400
Little Rock, Arkansas 72111
Attention: General Counsel
Fax: 501-221-1101
Telephone: 501-221-0400

if to Consultant, to:

39 River Estates Cove
Little Rock, Arkansas 72223
Fax: 501-868-4039
Telephone: 501-868-3535

8.9.
Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so telecopied or transmitted. Either party may change its address by notice to the other in the manner set out above.

8.10.	Counterparts. This Agreement may be executed in multiple counterparts, including, without limitation, by facsimile signature, which taken together shall constitute a single document.

8.11.
Governing Law and Jurisdiction. This Agreement and the transactions contemplated hereunder shall be governed by and construed in accordance with the law of the State of Arkansas, without giving effect to rules respecting conflict of law that would cause the law of any jurisdiction other than the State of Arkansas to be applied. The competent federal and state courts located in the County of Pulaski, State of Arkansas shall have sole and exclusive jurisdiction to hear and resolve any disputes among the parties related to this Agreement.

In Witness Whereof, the parties have signed this Consulting Services Agreement as of the date first set forth above.

Equity Media Holdings Corporation	Consultant

By:
Name:	Name:	Larry Morton
Title:

SCHEDULE A

Morton Consulting Services

1. Assist EMHC in connection with repurchase of Retro Programming Services, Inc. from Luken Communications.

2. Assist in development of RTN concept in conjunction with Luken Communications.

3. At EMHC’s direction, assist EMHC with Federal Communications Commission planning for current EMHC stations.

4. Assist EMHC’s officers and employees in matters relating to EMHC’s business.

5. Other duties as mutually agreed by EMHC and Consultant.